Exhibit 99.03

No.

RESPONSYS, INC.

2011 EQUITY INCENTIVE PLAN

STOCK OPTION EXERCISE AGREEMENT

This Stock Option Exercise Agreement (the “Exercise Agreement”) is made and entered into as of             ,          (the “Effective Date”) by and between Responsys, Inc. (the “Company”), and the purchaser named below (the “Purchaser”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s 2011 Equity Incentive Plan (the “Plan”).

Purchaser:

Social Security Number:

Address:

Total Number of Shares:

Exercise Price Per Share:

Type of Stock Option

(Check one):	☐ Incentive Stock Option

☐ Nonqualified Stock Option

1. EXERCISE OF OPTION.

1.1 Exercise. Pursuant to exercise of that certain option (the “Option”) granted to Purchaser under the Plan and subject to the terms and conditions of this Exercise Agreement, Purchaser hereby purchases from the Company, and the Company hereby sells to Purchaser, the Total Number of Shares set forth above (the “Shares”) of the Company’s Common Stock, at the Exercise Price Per Share set forth above (the “Exercise Price”). As used in this Exercise Agreement, the term “Shares” refers to the Shares purchased under this Exercise Agreement and includes all securities received (i) in replacement of the Shares, (ii) as a result of stock dividends or stock splits with respect to the Shares, and (iii) all securities received in replacement of the Shares in a merger, recapitalization, reorganization or similar corporate transaction.

1.2 Title to Shares. The exact spelling of the name(s) under which Purchaser will take title to the Shares is:

Purchaser desires to take title to the Shares as follows:

☐	Individual, as separate property

☐	Husband and wife, as community property

☐	Joint Tenants

☐	Other; please specify:

1.3 Payment. Purchaser hereby delivers payment of the Exercise Price in the manner permitted in the Stock Option Award Agreement as follows (check and complete as appropriate):

☐	in cash (by check) in the amount of $ , receipt of which is acknowledged by the Company;

☐	by delivery of fully-paid, nonassessable and vested shares of the Common Stock of the Company owned by Purchaser for which “full payment of the purchase price” (within the meaning of SEC Rule 144) has been received, (if purchased by use of a promissory note, such note has been fully paid with respect to such vested shares), or obtained by Purchaser in the open public market, and owned free and clear of all liens, claims, encumbrances or security interests, valued at the current fair market value of $ per share;

☐	through a “broker-assisted” or “same day sale” program, commitment from the Purchaser or Authorized Transferee and an NASD Dealer meeting the requirements set forth by the Company;

☐	by waiver of compensation due or accrued to the Purchaser for services rendered in the amount of $ (on an after-tax basis); or

☐	through a “margin” commitment from Purchaser or Authorized Transferee and an NASD Dealer meeting the requirements of the Company’s “margin” procedures and in accordance with law.

2. DELIVERY.

2.1 Deliveries by Purchaser. Purchaser hereby delivers to the Company (i) this Exercise Agreement and (ii) the Exercise Price and payment or other provision for any applicable tax obligations.

2.2 Deliveries by the Company. Upon its receipt of the Exercise Price, payment or other provision for any applicable tax obligations and all the documents to be executed and delivered by Purchaser to the Company under Section 2.1, the Company will issue a duly executed stock certificate evidencing the Shares in the name of Purchaser.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Company that:

3.1 Agrees to Terms of the Plan. Purchaser has received a copy of the Plan and the Stock Option Award Agreement, has read and understands the terms of the Plan, the Stock Option Award Agreement and this Exercise Agreement, and agrees to be bound by their terms and conditions. Purchaser acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares, and that Purchaser should consult a tax adviser prior to such exercise or disposition.

3.2 Access to Information. Purchaser has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that Purchaser reasonably considers important in making the decision to purchase the Shares, and Purchaser has had ample opportunity to ask questions of the Company’s representatives concerning such matters and this investment.

3.3 Understanding of Risks. Purchaser has received and reviewed the Form S-8 prospectus for the Plan and Shares and is fully aware of: (i) the highly speculative nature of the investment in the Shares; (ii) the financial hazards involved; (iii) the qualifications and backgrounds of the management of the Company; and (iv) the tax consequences of investment in the Shares. Purchaser is capable of evaluating the merits and risks of this investment, has the ability to protect Purchaser’s own interests in this transaction and is financially capable of bearing a total loss of this investment.

4. COMPLIANCE WITH SECURITIES LAWS. Purchaser understands and acknowledges that the exercise of any rights to purchase any Shares is expressly conditioned upon compliance with the Securities Act and all applicable state securities laws. Purchaser agrees to cooperate with the Company to ensure compliance with such laws.

5. RESTRICTED SECURITIES.

5.1 No Transfer Unless Registered or Exempt. Purchaser understands that Purchaser may not transfer any Shares except when such Shares are registered under the Securities Act or qualified under applicable state securities laws or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available. Purchaser understands that only the Company may file a registration statement with the SEC and that the Company is under no obligation to do so with respect to the Shares, and may withdraw any such registration statement at any time after filing. Purchaser has also been advised that exemptions from registration and qualification may not be available or may not permit Purchaser to transfer all or any of the Shares in the amounts or at the times proposed by Purchaser.

5.2 SEC Rule 144. If Purchaser is an “affiliate” for purposes of Rule 144 promulgated under the Securities Act, then in addition, Purchaser has been advised that Rule 144 requires that the Shares be held for a minimum of six (6) months and in certain cases one (1) year, after “full payment of the purchase price” (within the meaning of Rule 144) has been received by the Company. Purchaser understands that Rule 144 may indefinitely restrict transfer of the Shares so long as Purchaser remains an “affiliate” of the Company or if “current public information” about the Company (as defined in Rule 144) is not publicly available.

6. RIGHTS AS A STOCKHOLDER. Subject to the terms and conditions of this Exercise Agreement, Purchaser will have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that Shares are issued to Purchaser until such time as Purchaser disposes of the Shares.

7. RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS.

7.1 Legends. Purchaser understands and agrees that the Company will place any legends that may be required by state or U.S. Federal securities laws, the Company’s Certificate of Incorporation or Bylaws, any other agreement between Purchaser and the Company or, subject to the assent of the Company, any agreement between Purchaser and any third party.

7.2 Stop-Transfer Instructions. Purchaser agrees that, to ensure compliance with any restrictions imposed by this Exercise Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

7.3 Refusal to Transfer. The Company will not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Agreement or (ii) to treat as owner of such Shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares have been so transferred.

8. TAX CONSEQUENCES. PURCHASER UNDERSTANDS AND REPRESENTS: (i) THAT PURCHASER HAS REVIEWED THE PROSPECTUS PREPARED FOR THE PLAN AND CONSULTED PURCHASER’S PERSONAL TAX ADVISER IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE SHARES AND (ii) THAT PURCHASER IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE OTHER THAN WHAT IS SET FORTH IN THE PROSPECTUS. PURCHASER SHOULD CONSULT THE PROSPECTUS AND PURCHASER’S PERSONAL TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

9. COMPLIANCE WITH LAWS AND REGULATIONS. The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and Purchaser with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

10. SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Exercise Agreement. No other party to this Exercise Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Exercise Agreement, except with the prior written consent of the Company. This Exercise Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Agreement will be binding upon Purchaser and Purchaser’s heirs, executors, administrators, legal representatives, successors and assigns.

11. GOVERNING LAW. This Exercise Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

12. NOTICES. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Exercise Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Exercise Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below the signature lines of this Exercise Agreement, or at such other address as such other party may designate by one of the indicated means of notice herein to the other parties hereto. Notices to the Company will be marked “Attention: Stock Plan Administration”.

13. FURTHER ASSURANCES. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Exercise Agreement.

14. TITLES AND HEADINGS. The titles, captions and headings of this Exercise Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Exercise Agreement. Unless otherwise specifically stated, all references herein to “sections” will mean “sections” to this Exercise Agreement.

15. ENTIRE AGREEMENT. The Plan, the Notice, the Stock Option Award Agreement and this Exercise Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter of this Exercise Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

16. COUNTERPARTS. This Exercise Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

17. SEVERABILITY. If any provision of this Exercise Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Exercise Agreement and the remainder of this Exercise Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Exercise Agreement. Notwithstanding the forgoing, if the value of this Exercise Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

IN WITNESS WHEREOF, the Company has caused this Exercise Agreement to be executed in triplicate by its duly authorized representative and Purchaser has executed this Exercise Agreement as of the Effective Date, indicated above.

RESPONSYS, INC.	PURCHASER

By:
(Signature)

(Please print name)	(Please print name)

(Please print title)

Address:	Address:

Fax No.:	Fax No.

Phone No.:	Phone No.:

[Signature page to Responsys, Inc. Stock Option Exercise Agreement]